UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PROTEA BIOSCIENCES GROUP, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROTEA BIOSCIENCES GROUP, INC.
1311 Pineview Drive Suite 501
Morgantown, West Virginia 26505

NOTICE OF CONSENT SOLICITATION

To the stockholders of Protea Biosciences Group, Inc.:

Notice is hereby given that we are seeking the written consent of stockholders holding a majority of our outstanding Common Stock acting in lieu of a special meeting (the “Consent”) to authorize and approve the following proposals (the “Proposals”):

1.	The election of Stephen Turner, Stanley Hostler, Steve Antoline, Leonard Harris, Scott Segal, Ed Roberson, Maged Shenouda, Patrick Gallagher and Josiah T. Austin as member of our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal;
2.	To ratify the appointment of Schneider Downs & Co., Inc., as our independent registered public auditors and accountants for our fiscal year ending December 31, 2015; and
3.	An amendment to our certificate of incorporation, as amended (“Charter Amendment”), to effect a reverse stock split of our common stock, $0.0001 par value per share (“Common Stock”), within a range of no less than one-for-fifteen (1:15) and no more than one-for-twenty five (1:25), with such ratio to be determined by the Board of Directors, in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date within one year after the date such action is approved by the stockholders, if at all, as determined by the Board of Directors in its sole discretion.

On October 8, 2015, we approved the following corporate actions by unanimous written consent of our Board of Directors: (1) Proposal No. 1: The nomination of our director nominees, (2) Proposal No. 2: The appointment of Schneider Downs & Co., Inc., as our independent registered public accounting firm and (3) Proposal No. 3: The amendment of our Certificate of Incorporation.

The Charter Amendment will not be effective until it is filed with the Secretary of State of the State of Delaware. Consummation of the Charter Amendment and the related Reverse Split, including the final reduced number of shares of Common Stock into which our currently outstanding shares will be converted (within the stockholder-approved range referred to herein), will be determined by our Board of Directors.

The Board of Directors will not consummate the Reverse Split in the event that (i) we fail to receive properly executed written consents approving the Proposals set forth herein from the stockholders holding a majority of the outstanding shares of our Common Stock as of the Record Date (defined below) or (ii) we fail to receive requisite approval of the Reverse Split from the Financial Industry Regulatory Authority, Inc. (“FINRA”). Subject to the foregoing, such Reverse Split will be consummated, if at all, as soon as practicable and at such time to be determined by the Board of Directors.

Our Board of Directors has determined to seek approval of the Proposals described herein by majority written consent of our stockholders. The Board of Directors believes that certain large holders of our Common Stock, our executive officers and directors may consent to the Proposals, although there has been no formal request or agreement with respect to their authorization or consent. 61,476,382 shares (approximately 42.50%) of our outstanding Common Stock is beneficially owned by our officers, directors as of the Record Date (defined below). We are not holding a special meeting of stockholders in connection with the Proposals described herein. The Consent Solicitation Statement on the following pages describes the matters presented to stockholders in this consent solicitation. The Board of Directors requests that you sign, date and return the consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope (or submit your consent by telephone or via the internet) as soon as possible. We are requesting you to send us your written consents by November 3, 2015, provided, however that if you submit a properly executed written consent within sixty (60) days of the earliest dated consent, then your stock will be voted in favor of the proposed transaction.

The date of this Consent Solicitation Statement is October 14, 2015. This Notice of Consent Solicitation is being issued by the Company and is intended to be mailed on or about October 22, 2015, to all stockholders as of record of our Common Stock as of the close of business on October 9, 2015 (the “Record Date”) and the entire Consent Solicitation Statement is available for review by each stockholder on https://proteabio.com. Each of the three Proposals requires the consent of stockholders holding a majority of the outstanding shares of our Common Stock for its approval. The actions to be taken pursuant to the written consent shall be taken as soon as practicable and at such time that (i) we receive properly executed written consents approving the Proposals set forth herein from the stockholders holding a majority of the outstanding shares of our Common Stock as of the Record Date and (ii) we receive requisite approval of the Reverse Split from FINRA.

By Order of the Board of Directors,

/s/ Stephen Turner

Stephen Turner
Chief Executive Officer and Director
October 14, 2015

PROTEA BIOSCIENCES GROUP, INC.
1311 Pineview Drive Suite 501
Morgantown, West Virginia 26505

CONSENT SOLICITATION STATEMENT

October 14, 2015

This Consent Solicitation Statement is being furnished to stockholders of Protea Biosciences Group, Inc., a Delaware corporation (“Protea,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of stockholder consents by our Board of Directors. We are soliciting stockholder consents in lieu of a special meeting of the stockholders (the “Consent”) to approve the following proposals (“Proposals”):

1.	The election of Stephen Turner, Stanley Hostler, Steve Antoline, Leonard Harris, Scott Segal, Ed Roberson, Maged Shenouda, Patrick Gallagher and Josiah T. Austin as members of our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal (the “Election of Directors”);
2.	The ratification of the appointment of Schneider Downs & Co., Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Ratification of Appointment”);
3.	An amendment to our certificate of incorporation, as amended (“Charter Amendment”), to effect a reverse stock split of our common stock, $0.0001 par value per share (“Common Stock”), within a range of no less than one-for-fifteen (1:15) and no more than one-for-twenty five (1:25), with such ratio to be determined by the Board of Directors, in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date within one year after the date such action is approved by the stockholders, if at all, as determined by the Board of Directors in its sole discretion.

Approval of each of the foregoing Proposals above requires the affirmative vote or written consent of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. There are no dissenters’ rights applicable to Proposals 1 through 3 set forth above.

A copy of the written consent to be executed by stockholders is annexed to this Consent Solicitation Statement as Annex A. The form of the Charter Amendment to be filed with the Delaware Secretary of State in connection with the Reverse Split is included as Exhibit A to this Consent Solicitation Statement. Consummation of the filing of the Charter Amendment and the related Reverse Split, including the final reduced number of shares of Common Stock into which our currently outstanding shares of Common Stock will be converted (within the stockholder-approved range referred to herein), will be determined by our Board of Directors and assuming we also receive requisite approval of the Reverse Split from FINRA.

Our Board of Directors, by unanimous written consent on October 8, 2015 has approved all of the foregoing Proposals and submission of such Proposals to our stockholders for approval by written consent in lieu of a special meeting.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), and in accordance with our Bylaws, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting.

Only stockholders of record as of the close of business on October 9, 2015 (the “Record Date”) will be entitled to submit a written consent. As of the Record Date, there were issued and outstanding an aggregate of 119,443,718 shares of our Common Stock. The holders of shares of our Common Stock on the Record Date are entitled to submit written consent for such number of shares then held on each proposal that is the subject of this consent solicitation. Consents signed by the holders of a majority of the shares entitled to vote are required in order to approve the Proposals set forth herein. To be counted towards the consents required for approval of the transactions described herein, your consent must be received within 60 days of the earliest dated consent. Under DGCL and our Certificate of Incorporation the failure to timely deliver a consent will have the same effect as a vote against the Proposals set forth herein.

In order to register your consent to the matters set forth herein, you should return your signed and dated written consent in the enclosed envelope. You may register your consent by telephone or the internet by following the instructions on Annex A. Promptly following (i) receipt of the executed written consents from the registered stockholders as of the Record Date holding a majority of the outstanding shares of our Common Stock and (ii) requisite approval of the Reverse Split from FINRA, we intend: (a) to file the Charter Amendment with the Delaware Secretary of State to effect the Reverse Split. The proposed Reverse Split will become effective at the time of the filing of the Charter Amendment with the Delaware Secretary of State.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of consents to approve the Proposals set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova.

Our Board of Directors believes that certain large holders of our Common Stock, our executive officers and directors, may consent to the Proposals, although there has been no formal request or agreement with respect to their authorization or consent. 61,476,382 shares (approximately 42.50%) of our outstanding shares of Common Stock are believed to be controlled and beneficially owned by our officers, directors and 36,274,211 shares (approximately 30.37%) of our outstanding shares of Common Stock are believed to be controlled and beneficially owned by such holders deemed 5% stockholders as of the Record Date.

We will pay the costs of soliciting these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means. Mr. Jesse Ayers, will assist in the mailing of this Consent Solicitation Statement, the collection of written consents and the tabulation of votes, but will not solicit any stockholders. Banks, brokers, fiduciaries and other custodians and nominees who forward written consent soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are located at 1311 Pineview Drive Suite 501, Morgantown, West Virginia 26505 and our telephone number there is (304) 292-2226.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions by the holders of our Common Stock concerning the actions approved by our Board of Directors and a majority of the persons entitled to provide consent. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Consent Solicitation Statement, as well as its exhibits, annexes and the documents incorporated by reference in this Consent Solicitation Statement.

Q:	WHO IS ENTITLED TO CONSENT TO THE PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?
A:	All holders of our Common Stock as of the Record Date. As of October 9, 2015, there were 119,443,718 shares of our Common Stock issued and outstanding.

If your shares are registered directly in your name with our transfer agent, Island Stock Transfer, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent this Consent Solicitation Statement to you directly.

If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this Consent Solicitation Statement is being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee to consent or to withhold consent to the Proposals set forth herein. Your broker, bank or nominee has enclosed an instruction card for you to use in directing the broker, bank or nominee regarding whether to consent or to withhold consent to the Proposals set forth herein. Given the contested nature of the election, your broker, bank, or other nominee will only be able to vote your shares with respect to any Proposals set forth herein if you have instructed them how to vote. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them. Please return your completed written consent or voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

Q:	WILL THERE BE A MEETING OF STOCKHOLDERS TO CONSIDER THE PROPOSALS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT?
A:	No. We will not hold a meeting of stockholders. We are incorporated in the State of Delaware. In accordance with our Bylaws and Section 228 of the DGCL, our stockholders are permitted to take action without a meeting if the votes represented by consents in writing, that would be necessary to authorize or approve the proposed actions set forth in this Consent Solicitation Statement, represent at least a majority of the outstanding voting power.
Q:	WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AS TO THE PROPOSALS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT?
A:	Our Board of Directors unanimously recommends that stockholders CONSENT TO (FOR) each of the Proposals set forth in this Consent Solicitation Statement.
Q:	WHAT IS THE REQUIRED VOTE TO APPROVE EACH OF THE PROPOSALS?
A.	Because we are seeking stockholder approval by soliciting written consents, each proposal must receive consents from holders of record of at least a majority of the issued and outstanding shares of our Common Stock on the Record Date who are entitled to submit consents to be approved.

Q:	WHAT DO I NEED TO DO NOW TO REGISTER MY CONSENT?
A:	After carefully reading and considering the information contained in this Consent Solicitation Statement, you may consent to the Proposals set forth herein by signing and dating the enclosed written consent and returning it in the enclosed envelope as soon as possible. You may register your consent by mail, facsimile or via electronic mail on the internet by following the instructions on Annex A.
Q:	WHAT IF I DO NOT RETURN THE WRITTEN CONSENT?
A:	Because each proposal requires the written consents of the holders of a majority of the outstanding shares of our Common Stock, your failure to respond will have the same effect as Consent Withheld (AGAINST).
Q:	CAN I VOTE AGAINST THE PROPOSALS?
A:	We are not holding a special meeting of our stockholders, so there will be no “yea” or “nay” vote, as such. However, because each proposal requires the affirmative consent of the holders of a majority of our outstanding Common Stock, simply not delivering an executed written consent in favor of our Proposals will have the same practical effect as a consent withheld against the Proposals would have if they were being considered at a special meeting of stockholders.
Q:	CAN I REVOKE MY CONSENT AFTER I HAVE DELIVERED IT?
A:	If you are the stockholder of record, you may revoke your written consent at any time prior to the time that we receive a sufficient number of written consents to approve the Proposals set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova.

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written consents to approve the Proposals set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective.

Q:	BY WHEN MUST WE RECEIVE A SUFFICIENT NUMBER OF CONSENTS?
A:	We are requesting you to send us your written consents by November 3, 2015. Our Board of Directors may extend the deadline to receive written consents in its sole discretion.

Under Section 228(c) of the DGCL written consents will remain in effect until a sufficient number of consents are received by us to take the actions proposed herein, provided, however, that such written consents will not remain effective after 60 days from the date of the earliest dated and delivered consent.

Q:	WHAT HAPPENS IF AN INCUMBENT NOMINEE FOR THE BOARD OF DIRECTORS DOES NOT RECEIVE THE AFFIRMATIVE CONSENTS OF A MAJORITY OF THE HOLDERS OF OUTSTANDING SHARES OF OUR COMMON STOCK?
A:	If an incumbent nominee for the Board of Directors does not receive the affirmative vote of a majority of the shares of our Common Stock pursuant to the Consent Solicitation Statement, then under the DGCL, he or she will continue to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal.
Q:	WHAT HAPPENS IF STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT OF SCHNEIDER DOWNS & CO., INC., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?
A:	Stockholder consent to the ratification of Schneider Downs & Co., Inc., as our independent registered public accounting firm is not binding on the Company. If the stockholders do not ratify the appointment, the Audit Committee (defined below) of the Company will reconsider the appointment.

Q:	WHAT IS THE PURPOSE OF THE REVERSE SPLIT?
A:	Requisite stockholder approval of the Charter Amendment and approval of the Reverse Split from FINRA will authorize our Board of Directors to file the Charter Amendment with the Secretary of the State of Delaware in order to effectuate the Reverse Split of our [*] issued and outstanding shares of Common Stock within a range of between one-for-fifteen (1:15) and one-for-twenty five (1:25), with such ratio to be determined by the Board of Directors, in its sole discretion, within one year after the date such action is approved by the stockholders.

The purpose of the Reverse Split is to enable us, upon the closing of an equity or equity-type public or private financing of between $20.0 million and $25.0 million prior to the end of 2015 (the “Financing”), to qualify our Common Stock for listing on a national stock exchange such as The Nasdaq Capital Market or the NYSE AMEX. While there can be no assurance that we will be able to complete the Financing, if we are successful in obtaining such Financing, the net proceeds would be used to acquire 100% of the share capital of vivoPharm Pty. Ltd., a corporation organized under the laws of Australia (“vivoPharm”) and to provide us with much needed additional working capital to continue to expand our core business.

Our common stock is currently traded on the OTC Markets OTCQB marketplace. Such trading market is considered to be less efficient than that provided by a stock exchange such as The Nasdaq Stock Market or NYSE AMEX. In order for us to list our common stock on The Nasdaq Stock Market or NYSE MKT, we must fulfill certain listing requirements, including minimum bid price requirements for our common stock.

In order to list our Common Stock on the Nasdaq Capital Market or the NYSE AMEX, among other requirements, our Common Stock must maintain a minimum closing bid price of $4.00 or a closing share price of $3.00 or $2.00, as applicable. As of October 13, 2015, the closing sale price of our Common Stock was only $0.215 per share on the OTC Markets OTCQB marketplace. We believe that completing the Reverse Split will result in an increase in our adjusted share price that may enable us to “uplist” our shares on the Nasdaq Capital Markets, assuming all of the other listing requirements of the Nasdaq Capital Market or the NYSE AMEX have also been satisfied. There can be no assurance that following Reverse Split the market price of our Common Stock will increase, or will increase in such proportion to permit us to “uplist” our shares on the Nasdaq Capital Market or the NYSE AMEX. No assurance can be given that, even if we satisfy the listing requirements of The Nasdaq Stock Market or NYSE MKT, we will apply to have our common stock listed on either exchange, or that, if we do so apply, that our application will be approved, or that, if our common stock is listed on either exchange, we will be able to satisfy the maintenance requirements for continued listing. In addition, no assurances can be given that the market price for our common stock will increase in the same proportion as the reverse split or, if increased, that such price will be maintained.

The Charter Amendment Proposal is discussed in detail in “Proposal No. 3: Amendment of Certificate of Incorporation”. The full text of the proposed Charter Amendment is included as Annex A to this Consent Solicitation Statement.

Q:	WHEN WOULD THE CHARTER AMENDMENT AND THE REVERSE SPLIT BE CONSUMMATED?
A:	Consummation of filing the Charter Amendment and the related Reverse Split, including the final reduced number of shares of Common Stock into which our currently outstanding shares of Common Stock will be converted (within the stockholder-approved range referred to herein), will be determined at such time within one year after the date such action is approved by the stockholders that (i) we receive properly executed written consents on the proposal of the Reverse Split from stockholders holding a majority of the outstanding shares of our Common Stock as of the Record Date and (ii) we receive approval of the Reverse Split from FINRA. We will consummate the Reverse Split as soon as practicable subject to the above conditions and will complete the Reverse Split whether or not we are able to consummate the Financing or acquisition of vivoPharm.

Q:	WHAT IS THE VIVOPHARM ACQUISITION?
A:	We entered into a share purchase agreement dated as of March 31, 2015, as amended, with the shareholders of vivoPharm to acquire 100% of the capital stock of vivoPharm and its subsidiaries (the “vivoPharm Acquisition”). The purchase price for the vivoPharm shares is $12,063,084, of which (i) $100,000 was paid as a deposit to be credited as partial payment towards the purchase price, (ii) an additional $5,690,280 is payable in cash at the closing, and (iii) the balance of $6,272,804 is payable in the form of 627,280.4 shares of the Company’s 4% Series A Convertible Preferred Stock, with a liquidation value of $10.00 per share, to be issued to the vivoPharm shareholders on the closing date of the vivoPharm Acquisition (“Series A Convertible Preferred Stock”). The Series A Preferred Stock would be convertible by the holder at any time into our Common Stock at a conversion price equal to the greater of (a) the same price per share at which we sell shares of Common Stock, or the highest conversion price or exercise price per share of any convertible securities, in either case, as issued in connection with the Financing contemplated by the Purchase Agreement, or (b) forty cents ($0.40) (adjusted and increased proportionately to give effect to the Reverse Split).

A vote of our stockholders is not required to approve the vivoPharm Acquisition, and your consent is NOT being solicited in connection therewith.

Q:	WHAT HAPPENS IF WE CANNOT CONSUMMATE THE VIVOPHARM ACQUISITION?
A:	As we are in need of significant additional working capital, even if we are unable to consummate the vivoPharm Acquisition for any reason, other than failure to complete the Financing, our Board of Directors still intends to proceed with such Financing. There can be no assurance that we will be successful in completing the Financing or if completed, that the terms will be favorable to us and our stockholders.
Q:	WHAT HAPPENS IF THE CHARTER AMENDMENT DOES NOT RECEIVE AT LEAST A MAJORITY OF THE VOTES ENTITLED TO BE CAST?
A:	If the Charter Amendment does not receive at least the majority of the votes entitled to be cast, then our Certificate of Incorporation will not be amended to reflect the Charter Amendment and the Reverse Split will not be effectuated.
Q:	CAN I REQUIRE YOU TO PURCHASE MY STOCK?
A:	No. Under the DGCL, you are not entitled to appraisal and purchase of your Common Stock as a result of the Reverse Split or any of the other Proposals set forth herein.
Q:	WHO WILL PAY THE COSTS OF SOLICITING CONSENTS AND EFFECTING THE CHARTER AMENDMENT?
A:	We will pay all of the costs of soliciting written consents to the Proposals, exhibits, annexes and documents incorporated by reference in this Consent Solicitation Statement, including the distribution of this Consent Solicitation Statement. To effectuate the Reverse Split, we will pay all the costs associated with filing the Charter Amendment with the Secretary of State of Delaware and obtaining FINRA approval for the Reverse Split. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our Common Stock. We are not soliciting any proxies and will not contract for other services in connection with the shareholder action approving the Charter Amendment.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that our Board of Directors shall consist of not less than two (2) directors as determined from-time-to time by our Board of Directors. The size of our Board of Directors is currently set at nine (9) directors and there are nine (9) nominees for election by written consent. Each nomine will be elected to serve until our next annual meeting of stockholders, and until their respective successors are elected and qualified, or until their earlier resignation or removal. Directors are permitted to be elected by majority written consent of our stockholders. On October 8, 2015, we nominated Stephen Turner, Stanley Hostler, Steve Antoline, Leonard Harris, Ed Roberson, Scott Segal, Maged Shenouda, Patrick Gallagher and Josiah T. Austin, all of whom are currently serving as members of our Board of Directors.

Information regarding the business experience of each director nominee is provided below. There are no family relationships among our executive officers and directors. Except as described below, there is no arrangement or understanding between any of our directors and any other person pursuant to which any director was or is to be selected as a director.

The business address for each nominee for matters regarding the Company is c/o Protea Biosciences Group, Inc., 1311 Pineview Drive Suite 501, Morgantown, West Virginia 26505.

Director-Nominees

The following nominees are standing for election to serve as directors until our next annual meeting of stockholders or until their respective successors are duly elected and qualified:

Name	Age	Position
Stephen Turner	67	Chief Executive Officer and Chairman of the Board
Stanley Hostler	85	Vice President, Secretary and Director
Steven Antoline	56	Director
Leonard Harris	76	Director
Ed Roberson	67	Director
Scott Segal	57	Director
Maged Shenouda(1)	50	Director
Patrick Gallagher(1)	50	Director
Josiah T. Austin	64	Director

(1)	Appointed by the Board of Directors of the Company to serve as directors to fill existing vacancies on the Board of Directors. A unit purchase agreement among the Company and the investors in the Company’s winter 2014 – 2015 private placement offering provided that two (2) persons nominated by the placement agent for the offering would be appointed directors of the Company. Mr. Shenouda and Mr. Gallagher were appointed pursuant to this provision.

The following biographical information is provided with respect to each director. We believe that our Board of Directors represents a desirable mix of backgrounds, skills, and experiences. Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure.

Stephen Turner is Chief Executive Officer and Chairman of the Board, positions he has held since founding the Company in August, 2001.* From 1999 to 2001 he served as President and Chief Executive Officer of Quorum Sciences, Inc. From 1984 to 1997 he was President and Chief Executive Officer of Oncor, Inc. He founded Bethesda Research Laboratories, Inc., (“BRL”) in 1975 and served as its Chairman and Chief Executive Officer from 1975 to 1983, at which time BRL became the molecular biology division of Life Technologies, Inc. Prior to commencing his career in biotechnology, Mr. Turner held the position of Director of Marketing for the Clinical Microbiology Division of Becton, Dickinson & Co. He received his B.A. from Stanford University in 1967. In 1994 he received the Ernst & Young Entrepreneur of the Year Award in Life

Sciences for the Washington, D.C. region. Mr. Turner was appointed to serve as a member of the Board of Directors because he is the founder of the Company and his deep knowledge of our products and market opportunity led the Board of Directors to determine that he should serve as a member of the Board of Directors.

Stanley Hostler is Vice President, Secretary and Director. He has been a Director of the Company since January 2006 and Vice President and Secretary since June 2006.* Mr. Hostler is an attorney with a career practice in the field of labor and employment law. From 2000 to 2010 he served as Special Assistant to the Governor of the State of West Virginia. From 2002 to 2004 he served as Counsel to the Prim Law Firm. From 2000 to 2010 he served on the West Virginia University Foundation Board of Directors, and from 1995 to 2010 on the Advisory Committee of the WVU School of Medicine. He is a graduate of the West Virginia University School of Law (1965). Mr. Hostler’s legal experience and business contacts and relationships with West Virginia University and the State of West Virginia have been an asset to the Company and led the Board of Directors to determine that he should serve as a director of the Company.

Steven Antoline joined the Company’s Board of Directors in April 2010.* He is a successful owner, developer and manager of coal and natural resource properties and inventor of new equipment for coal mining. From 1996 to 2006, he was President and owner of Superior Highwall Mining, Inc., which was sold to a partnership comprised of Lehman Bros. (60%) and Tennessee Valley Ventures (40%). Mr. Antoline was appointed to serve as a director of the Company because of his prior experience in the development and sale of companies, and in working with investment bankers.

Leonard Harris has been a member of the Company’s Board of Directors since April 2003.* Since 1977 he has been the founder and Chief Executive Officer of Southern Computer Consultants, Inc., a company located in Frederick, Maryland which provides products and services to the United States government and Fortune 500 corporations. Mr. Harris’ extensive experience in technology-based corporate development, which provides support and guidance to the Company’s LAESI instrument platform, led the Board of Directors to determine that he should serve as a director of the Company.

Ed Roberson joined the Company’s Board of Directors in September 2009.* From August 2006 to June 2010 he served as Chairman of the Board of the Methodist Healthcare System. He received his M.B.A. in accounting in 1972 from the University of Georgia. From 2006 to 2011 he was President of Beacon Financial in Memphis, Tennessee, and from 2006 to 2007 President of Conwood LLC. He has been a Director of the Paragon National Bank from 2004 to present. From 1972 to 1992, Mr. Roberson was employed by KPMG, most recently as partner. Mr. Roberson’s experience, both as a Partner with KPMG and subsequently as a Chief Executive Officer, led the Board of Directors to determine that he should serve as a director of the Company.

Scott Segal joined the Company’s Board of Directors in February 2008.* He is a practicing attorney, specializing in the fields of personal injury, product liability and related matters, and is the President of the Segal Law Firm located in Charleston, West Virginia. He received his JD from the West Virginia University School of Law in 1981 and has been a member of the American Bar Association from 1981 to present. Mr. Segal has extensive relationships within the State of West Virginia and is considered by the Company to be an expert in several areas which may have use for the Company’s technology, including forensics and occupational health, which led the Board of Directors to determine that he should serve as a director of the Company.

Maged Shenouda joined the Company’s Board of Directors in April 2015. Mr. Shenouda has over 25 years of experience in the pharmaceutical and securities industries. Most recently, Mr. Shenouda was the Head of Business Development and Licensing at Retrophin, Inc. Prior to that, he served as the Head of East Coast Operations at Blueprint Life Science Group, a strategic investor relations consultancy. Mr. Shenouda spent the bulk of his career as an equity analyst with senior level positions at Stifel Nicolaus, UBS and JP Morgan, covering a broad range of small and large cap biotechnology companies. Mr. Shenouda started his sell-side career with Citigroup and Bear Stearns where his coverage universe focused on U.S and European pharmaceutical companies. Before entering Wall Street, Mr. Shenouda was a management consultant with PricewaterhouseCoopers’ Pharmaceutical Consulting practice and also spent time in pharmaceutical sales, having worked as a hospital representative and managed care specialist for Abbott Laboratories’

Pharmaceutical Products Division. Mr. Shenouda earned a B.S. in pharmacy from St. John’s University and is a registered pharmacist in New Jersey and California. He also received an M.B.A. from Rutgers University Graduate School of Management.

Patrick Gallagher joined the Company’s Board of Directors in April 2015. Mr. Gallagher is a CFA and accomplished Capital Markets executive, advisor and investor with a distinguished record of success in both the public and private markets with a focus on healthcare, agriculture and industrials. He has over two decades of experience on Wall Street and extensive experience in alternative investments, research and marketing. He is a Managing Director and Head of Institutional Sales for Laidlaw & Company (UK) Ltd., a healthcare focused investment bank. Mr. Gallagher co-founded Black Diamond Research, LLC (“BDR”), an independent sell-side research firm specializing in healthcare and industrial investing, financing and operations, serving the institutional investing community at large. As Chief Executive Officer of BDR, Mr. Gallagher oversaw institutional research and sales. Prior, he held various sales positions at Kidder Peabody, PaineWebber, New Vernon Associates and Concept Capital. Mr. Gallagher served as VP of Business Development and Investor Relations as well as a strategic consultant for Kinex Pharmaceuticals, a biotechnology firm focused on next-generation therapies in oncology and immunology. He also serves as an advisor to CHD Biosciences, a novel antimicrobial company. Mr. Gallagher sits on the board of directors for BioSig Technologies, Inc., a medical technology company that is developing a proprietary platform in the electrophysiology space. Mr. Gallagher received his B.S. from the University of Vermont, his M.B.A. from Pennsylvania State University and is a CFA charter holder.

Josiah T. Austin joined the Company’s Board of Directors on January 28, 2013 and has served as the managing member of El Coronado Holdings, L.L.C., a privately owned investment holding company which invests in public and private companies. He and his family own and operate agricultural properties in the states of Arizona, Montana, and northern Sonora, Mexico through El Coronado Ranch & Cattle Company, L.L.C. and other entities. Mr. Austin previously served on the board of directors of Monterey Bay Bancorp of Watsonville, California, and is a prior board member of New York Bancorp, Inc., and North Fork Bancorporation. He has served as a director of Goodrich Petroleum, Inc. since April 2002 and was named to the board of directors of Novogen Limited in September 2010. Mr. Austin also serves as a trustee of the Cuenca Los Ojos Foundation Trust, a non-profit organization working to preserve and restore the biodiversity of the borderland region between the United States and Mexico through land protection, habitat restoration and wildlife reintroduction. Mr. Austin graduated from the University of Denver with a B.S. in Finance in 1971.

*	Represents the date on which such person was appointed to the referenced office of our wholly owned subsidiary Protea Biosciences, Inc. Each such person was appointed to the identical position of the Company, effective September 2, 2011.

Required Vote

Election of each director nominee requires written consents from holders of record of at least a majority of the issued and outstanding shares of our Common Stock on the Record Date who are entitled to submit consents.

RECOMMENDATION OF THE BOARD OF DIRECTORS.  The Board of Directors recommends that you CONSENT (FOR) the election of each of Stephen Turner, Stanley Hostler, Steve Antoline, Leonard Harris, Ed Roberson, Maged Shenouda, Patrick Gallagher and Josiah T. Austin as directors.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the year ended December 31, 2014, the Board of Directors met in person or by telephonic meetings four (4) times. During 2014, the Company audit committee (the “Audit Committee”) held three (3) meetings. During 2014, the Company compensation committee (the “Compensation Committee”) held three (3) meetings. During 2014, each member of the Board of Directors attended at least 50% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which such director served.

It is anticipated that each member of the Board of Directors will attend the Company’s next annual meeting of stockholders. The Company does not have a formal policy with respect to directors’ attendance at the annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight

In accordance with the Company’s Bylaws, the Board of Directors elects the Company Chairman of the Board of Directors and Chief Executive Officer. Each of these positions may be held by the same person or may be held by different people. Currently, these two offices are held by the same person. The Board of Directors believes that the Company and its stockholders are best served by having a policy that provides the Board of Directors the ability to select the most qualified and appropriate individual to lead the Board of Directors as Chairman of the Board of Directors.

Mr. Turner currently serves as Chairman of the Board of Directors and Chief Executive Officer and is expected to continue to serve in both capacities.

The Company is exposed to a number of risks that are inherent with every business. Such risks include, but are not limited to, financial and economic risks and legal and regulatory risks. While management is responsible for the day-to-day management of these risks, the Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management. The Board of Directors is responsible for evaluating the adequacy of risk management processes and determining whether such processes are being implemented by management. The Board of Directors has delegated to the Audit Committee the primary role in carrying out risk oversight responsibilities. The Board of Directors has delegated to the Compensation Committee oversight of risks associated with the Company’s policies and practices relating to compensation.

Independent Directors

While the Company is not currently trading on the Nasdaq Capital Markets, it has relied upon the director independence standards set forth in the Nasdaq Capital Markets Rule 5605. Upon consideration of the criteria and requirements regarding director independence set forth in the Nasdaq Capital Markets Rule 5605, the Board of Directors has determined that other than Mr. Turner, our Chief Executive Officer, and Mr. Hostler, our Secretary, all of the other director nominees meet the Nasdaq Capital Markets independence standards.

Audit Committee

Ed Roberson, Stanley Hostler, Leonard Harris and Maged Shenouda are each members of our Audit Committee. The Audit Committee’s function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audit of our financial statements. The Company does not currently have a financial expert serving on its audit committee at this time; provided however, Mr. Roberson, a current director, would be deemed a financial expert. In addition, the Company has engaged certain consultants in order to assist the Company in performing an evaluation of internal controls in accordance with Sarbanes-Oxley rules and regulations to identify control gaps and to recommend control improvement opportunities. Mr. Roberson, Mr. Shenouda and Mr. Harris would each be deemed independent in accordance with the Nasdaq Capital Markets Rule 5605(a)(2).

Compensation Committee

Maged Shenouda, Steve Antoline, Leonard Harris and Josiah Austin are the members of the Compensation Committee. The purpose of the Compensation Committee is to aid the Board of Directors in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee will review, recommend and approve salaries and other compensation of the Company’s executive officers, and will administer the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers). The Company has not adopted a compensation committee charter.

Nominating Committee

No nominating committee has been appointed. Nominations of directors are made by the Board of Directors. Our Board of Directors has not yet adopted procedures by which stockholders may recommend nominees to the Board of Directors. The Board of Directors is of the view that the present management structure does not warrant the appointment of a nominating committee.

Other Committees

The Board of Directors may establish additional standing or ad hoc committees from time to time.

Stockholder Communication with the Board of Directors

Correspondence from the Company’s stockholders to the Board of Directors or any individual director or officer should be sent to the Company’s Secretary. Correspondence addressed to either the Board of Directors as a body, or to any director individually, will be forwarded by the Company’s Secretary to the Chairman of the Board or to the individual director, as applicable. The Company’s Secretary will regularly provide to the Board of Directors a summary of all stockholder correspondence that the Secretary receives. This process has been approved by the Company’s Board of Directors.

All correspondence should be sent to Protea Biosciences Group, Inc., 1311 Pineview Drive Suite 501, Morgantown, West Virginia 26505, Attention: Mr. Jesse Ayers.

Insider Participation

Other than Mr. Turner, our Chairman of the Board and Chief Executive Officer, all of our remaining directors are independent directors. All matters to be acted upon where potential conflicts exist between our executive officers and the Company (for example, the terms of employment agreements, option grants, bonus awards, etc.) are discussed and approved by the non-interested directors. During the year ended December 31, 2014, Mr. Turner did not participate in deliberations of the Company’s Board of Directors concerning his compensation.

Code of Business Conduct and Ethics

The Board of Directors has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission (“SEC”) and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code, and accountability for adherence to the code. The code of ethics applies to all directors, executive officers and employees of the Company. The Company will provide a copy of the code to any person without charge, upon request in writing to Protea Biosciences Group, Inc., 1311 Pineview Drive Suite 501, Morgantown, West Virginia 26505, Attention: Mr. Jesse Ayers.

The Company intends to disclose any amendments to or waivers of its code of ethics as it applies to directors or executive officers by filing them with the SEC on a Current Report on Form 8-K.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF SCHNEIDER DOWNS & CO., INC.,
AS OUR AUDITORS FOR THE 2015 FISCAL YEAR

On October 8, 2015, the Board of Directors appointed Schneider Downs & Co., Inc., as our independent registered public accounting firm for the year ended December 31, 2015 and has further directed that the appointment of Schneider Downs & Co., Inc., as our independent registered public accounting firm be submitted to our stockholders for ratification.

Stockholder ratification of the appointment is not required by the Company’s Certificate of Incorporation or Bylaws, or otherwise. However, the appointment of Schneider Downs & Co., Inc., is being submitted to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to appoint Schneider Downs & Co., Inc. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm if the Board of Directors determines that a new appointment would be in our best interests and the best interests of our stockholders.

Principal Accounting Fees and Services

The following information sets forth fees billed to us by Schneider Downs & Co., Inc. (“Schneider Downs”).

Audit Fees

Audit fees include the audit of the Company’s annual financial statements and services that are normally provided by independent auditors in connection with the engagement for fiscal years. The aggregate fees billed by Schneider Downs for professional services rendered for the audit of our annual financial statements and review of financial statements that are normally provided in connection with statutory and regulatory filings were $110,000 for the year ended December 31, 2014 and $80,000 for the year ended December 31, 2013.

Audit-Related Fees

Audit-related fees consists of fees reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees.” The aggregate fees billed by Schneider Downs for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements were $0 for the years ended December 31, 2014 and $3,373 for the years ended December 31, 2013.

Tax Fees

Tax fees consists of tax compliance, tax advice and tax planning work. The aggregate fees billed by Schneider Downs for such professional services for tax compliance, tax advice, and tax planning were $14,977 for the year ended December 31, 2014 and $0 for the year ended December 31, 2013.

All Other Fees

All other fees consists of fees for other miscellaneous items. The aggregate fees billed by Schneider Downs for such professional services were $37,300 in 2014 and $13,311 in 2013. The aggregate fees billed by Malin Bergquist & Co., LLP (“Malin”) for such professional services was $11,663 for the year ended December 31, 2013.

Audit Committee’s Pre-Approval Process

In accordance with Audit Committee policy and requirements set forth by the SEC, the Audit Committee pre-approves all non-audit services to be provided by the Company’s independent registered public accounting firm, Schneider Downs and Malin. In addition, the Audit Committee pre-approves all audit and audit related services provided by Schneider Downs and Malin. The Audit Committee has delegated to the chairman of the Audit Committee the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Schneider Downs and Malin for audit and non-audit expenses is included above under the heading “Principal Accounting Fees & Services.”

Stockholder Vote

Ratification of Schneider Downs & Co., Inc., as our independent registered public accounting firm for the year ended December 31, 2015 is not binding on the Company. If the stockholders do not ratify the appointment, the Audit Committee of the Company will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS.  The Board of Directors recommends that you CONSENT (FOR) the ratification of our appointment of Schneider Downs & Co., Inc., as our independent registered public accounting firm for the year ended December 31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the four (4) directors whose names appear above. Mr. Roberson, Mr. Shenouda, Mr. Hostler and Mr. Harris would each be deemed independent in accordance with the Nasdaq Capital Markets Rule 5605(a)(2).

The Audit Committee’s function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audit of our financial statements. The specific responsibilities of the Audit Committee are set forth in its charter.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2014 and met with management, as well as with representatives of Schneider Downs & Co., Inc., (“Schneider Downs”) the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Schneider Downs the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosure and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Schneider Downs communications with the Audit Committee concerning independence and discussed with members of Schneider Downs its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal year 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by Schneider Downs, the fees the Company paid for such services, and whether the provision of the services was compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected Schneider Downs to the Company’s independent registered public accounting firm for fiscal year 2015. In doing so, the Audit Committee considered the results from its review of Schneider Downs’s independence, including (a) all relationships between Schneider Downs and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that Schneider Downs engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Schneider Downs to the stockholders for ratification. In the event that a majority of the shares of common stock entitled to vote on the matter do not ratify the appointment, the Audit Committee will review its future appointment of Schneider Downs.

Ed Roberson
Mr. Hostler
Leonard Harris
Maged Shenouda

PROPOSAL NO. 3:

AMENDMENT OF CERTIFICATE OF INCORPORATION

On October 8, 2015, our Board of Directors have approved an amendment to our Certificate of Incorporation (“Charter Amendment”) to effect a reverse stock split of our currently 119,443,718 issued and outstanding shares of Common Stock within a range of between one-for-fifteen (1:15) and one-for-twenty five (1:25), with the ultimate reverse split ratio to be determined by the Board of Directors, in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date, if at all, as determined by the Board of Directors in its sole discretion (the “Charter Amendment”). The Board of Directors has ordered that such amendment be presented to our stockholders for their approval by written consent in lieu of a special meeting of the stockholders. The Board is now asking you to approve the Charter Amendment.

Pursuant to the Reverse Split, the 119,443,718 shares of Common Stock we currently have outstanding will be reduced to anywhere from approximately 7,962,915 shares (assuming a 1:15 Reverse Split ratio) to 4,777,749 shares (assuming a 1:25 Reverse Split ratio). As permitted under DGCL, shares of Common Stock that would be converted into less than one share as a result of the Reverse Split will instead, at the election of the Board of Directors, be converted into either of the following: (i) the right to receive a cash payment equal to the product of such fraction multiplied by the fair market value of one share of Common Stock, as of the effective date of the Reverse Split, or (ii) the right to receive a scrip or warrant in registered form to purchase our Common Stock which shall enable the holder thereof to receive a full share upon the surrender of such scrip or warrant aggregating a full share.

Our Board of Directors has the discretion to determine the date on which to effectuate the Reverse Split and may determine not to proceed with the Reverse Split, even if approved by our stockholders, in the event that the Company fails to receive requisite approval of the Reverse Split from FINRA. We expect to consummate the Reverse Split and as soon as practicable after (i) receiving the required executed written consents from stockholders holding a majority of the outstanding shares of our Common Stock as of the Record Date, and (ii) receiving requisite approval of the Reverse Split from FINRA. If our Board of Directors fails to implement the reverse split on or prior to the first anniversary date of this meeting, stockholder approval again would be required prior to implementing any reverse stock split.

The Reverse Split will only become effective upon filing a Charter Amendment with the Secretary of State of Delaware (the “Certificate of Amendment”). The form of the proposed Charter Amendment to effectuate the Reverse Split is included as Exhibit A to this Consent Solicitation Statement. The following discussion is qualified in its entirety by the full text of the Charter Amendment.

The Reverse Split shall be effectuated for Common Stock on a stock certificate by stock certificate basis, such that any fractional shares of Common Stock, resulting from the Reverse Split and held by a single record holder shall be aggregated. No fractional shares of Common Stock shall be issued upon the combination of any such shares in the Reverse Split. If the Reverse Split would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock, as of the effective date or issue a scrip or warrant in registered form to purchase our Common Stock which shall enable the holder thereof to receive a full share upon the surrender of such scrip or warrant aggregating a full share.

The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent.

The 250,000,000 authorized shares of our Common Stock and 10,000,000 authorized shares of our Preferred Stock, and the $0.0001 par value of each share of our Common Stock and Preferred Stock will not be affected as a result of the Reverse Split. However, all of our outstanding shares of Common Stock, shares of Common Stock issuable upon conversion of our convertible notes and shares of Common Stock issuable upon exercise of our outstanding warrants and options (as set forth below) will be adjusted to give effect to the Reverse Split.

Purposes of the Reverse Stock Split

Generally, a reverse stock split is expected to increase the market price per share by reducing the number of outstanding shares. See “Potential Risks of the Reverse Stock Split” below. A reverse stock split typically does not increase the aggregate market value of all outstanding shares. Following the Reverse Split, there can be no assurance that the bid price of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split.

The Charter Amendment is designed to authorize our Board of Directors to effect the Reverse Split of our currently 119,443,718 issued and outstanding shares of Common Stock within a range of no less than one-for-fifteen (1:15) and no more than one-for-twenty five (1:25) within one year after the date such action is approved by the stockholders. The purpose of the Reverse Split is to enable us to consummate an equity or equity-type public or private financing of between $20.0 million and $25.0 million prior to the end of 2015 (the “Financing”). If we are successful in obtaining such Financing, the net proceeds would be used to acquire 100% of the share capital of vivoPharm and to provide us with much needed additional working capital to continue to expand our core business.

Our common stock is currently traded on the OTC Markets OTCQB marketplace. Such trading market is considered to be less efficient than that provided by a stock exchange such as The Nasdaq Stock Market or NYSE AMEX. In order for us to list our common stock on The Nasdaq Stock Market or NYSE MKT, we must fulfill certain listing requirements, including minimum bid price requirements for our common stock. As of October 13, 2015, the closing sale price of our Common Stock was $0.215 per share on the OTC Markets OTCQB marketplace. We believe that completing the Reverse Split will result in an increase in our adjusted share price that may enable us to “uplist” our shares on the Nasdaq Capital Markets. However, following the Reverse Split, there can be no assurance that the closing bid price or closing price per share of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split.

Consummation of the Reverse Split, including the final reduced number of shares of Common Stock into which our currently outstanding shares of Common Stock will be converted (within the stockholder-approved range referred to above), will be determined by our Board of Directors and immediately following approval of the Charter Amendment by our stockholders and requisite approval of the Reverse Split by FINRA. The Reverse Split will be consummated even if we are not successful in obtaining a Financing or acquiring vivoPharm.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Our Board of Directors believes that the anticipated higher market price resulting from a Reverse Split may reduce, to some extent, the negative effects on the liquidity and marketability of our Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Our Board of Directors also believes that the Reverse Split will afford the Company additional flexibility in (i) consummating potential future financing and/or strategic transactions without the need for further shareholder approval (including the Required Financing, as set forth in the vivoPharm Acquisition Stock Purchase Agreement), and (ii) completing the proposed up-listing of our Common Stock on to the Nasdaq Capital Market or the NYSE AMEX, subject to all relevant quantitative and qualitative listing criteria of the Nasdaq Capital Market, including but not limited to, the requirement to maintain a minimum per share closing price of $3.00 for a least five trading days. While we expect to consummate the Reverse Split as soon as practicable after (i) receiving the required executed written consents from stockholders holding a majority of the outstanding shares of our Common Stock as of the Record Date, and (ii) receiving requisite approval of the Reverse Split from FINRA, there can be no assurance that we will receive the requisite consents and approval set forth in (i) and (ii). If we do not receive such consents and approval, we will not file the Charter Amendment in the form included as Exhibit A hereto, with the Secretary of State of Delaware, and will not effectuate the Reverse Split.

One consequence of the Reverse Split will be an increase in the ratio of the number of shares of our Common Stock that are authorized but unissued to the number of shares that are issued and outstanding. This will enable our Board of Directors to issue a greater multiple of our currently outstanding Common Stock without seeking stockholder approval to increase the total number of authorized shares under our Certificate of Incorporation. Excluding the Financing, our Board of Directors currently has no plans to issue shares of our Common Stock after the Reverse Split, provided, however, that our Board of Directors anticipates the possibility that shares of our Series A Convertible Preferred Stock, issued pursuant to the vivoPharm Acquisition, may be converted into shares of our Common Stock at the elective option of the holder of Series A Convertible Preferred Stock or upon a mandatory Conversion Event, as set forth below. In an event of conversion of shares of Series A Preferred Stock, our Board of Directors will be required to issue shares of our authorized and unissued Common Stock.

The Vivo Pharm Acquisition.

On March 31, 2015 we entered into a share purchase agreement, as amended on June 4, 2015, with the shareholders of vivoPharm to acquire 100% of the capital stock of vivoPharm and its subsidiaries (the “vivoPharm Acquisition”). The purchase price for the vivoPharm shares is $12,063,084, of which (i) $100,000 was paid as a deposit to be credited as partial payment towards the purchase price, (ii) an additional $5,690,280 is payable in cash at the closing, and (iii) the balance of $6,272,804 is payable in the form of 627,280.4 shares of the Company’s 4% Series A Convertible Preferred Stock, with a liquidation value of $10.00 per share, to be issued to the vivoPharm shareholders on the closing date of the vivoPharm Acquisition (“Series A Convertible Preferred Stock”). The Series A Preferred Stock is convertible by the holder at any time into our Common Stock at a conversion price equal to the greater of (a) the same price per share at which we sell shares of Common Stock, or the highest conversion price or exercise price per share of any convertible securities, in either case, as issued in connection with the Financing contemplated by the Purchase Agreement, or (b) forty ($0.40) cents (adjusted and increased proportionately to between $6.00 and $8.00 to give effect to the Reverse Split).

In addition, the Series A Preferred Stock is subject to automatic conversion in the event that (a) the volume weighted average price of our Common Stock for any twenty (20) consecutive trading days shall equal or exceed 150% of the conversion price then in effect; or (b) we shall consummate an underwritten public offering of not less than $15,000,000 of its shares of Common Stock (either a “Conversion Event”); provided, that a Conversion Event shall only be deemed to have occur if all of the shares then issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) and a registration statement on Form S-1 is then effective and has not have been withdrawn, unless all of such Conversion Shares can be immediately resold by the holders without registration pursuant to an applicable exemption from the registration requirements of the Securities Act.

Consummation of the vivoPharm Acquisition is subject to a number of conditions, including our completion of a Financing of not less than $20 million. There can be no assurance that we will be successful in completing the Financing or if completed, that the terms will be favorable to us and our stockholders. In addition, there can be no assurance that the vivoPharm Acquisition, if consummated will ultimately prove to be beneficial to us or our stockholders.

A vote of our stockholders is not required to approve the vivoPharm Acquisition, and your consent is NOT being solicited in connection therewith.

As we are in need of significant additional working capital, even if we are unable to consummate the VivoPharm Acquisition for any reason, other than failure to complete the Financing, our Board of Directors still intends to proceed with such Financing and if it is consummated, to effect the Reverse Split and Charter Amendment.

Potential Risks of the Reverse Stock Split

Following the Reverse Split, there can be no assurance that the bid price of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split. In other words, there can be no assurance that the post-split market price of our Common Stock would be $10.75 or more than 25 times the pre-split market price. The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. Accordingly, the total market capitalization of our Common Stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split.

Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Although our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by any increased investor interest in our Common Stock resulting from a higher per share price.

In addition, there can be no assurance that the Reverse Split will permit us to successfully meet the quantitative and qualitative Nasdaq Capital Market or NYSE AMEX listing criteria, including the requirement to maintain a minimum per share closing bid price of $4.00 or a closing share price of $3.00 or $2.00, as applicable, to effect the proposed up-listing of our Common Stock to the Nasdaq Capital Markets.

Principal Effects of a Reverse Stock Split

Common Stock

Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. We do not expect the Reverse Split to affect the registration of our Common Stock under the Exchange Act. Our Common Stock is currently quoted under the symbol “PRGB” in the over-the-counter markets, including the QB tier of the OTC Markets Group, Inc. The Reverse Split will not be implemented until we receive the requisite approval from FINRA.

After the effective date of the Reverse Split, each stockholder will own fewer shares of our Common Stock. However, the Reverse Split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Split results in any of our stockholders receiving cash (or scrips or warrants in registered form to purchase our Common Stock) in lieu of fractional shares as described above. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be effected by a Reverse Split other than as a result of the payment of cash or issuance of scrips or warrants in registered form to purchase our Common Stock in lieu of issuing fractional shares. Further, the number of stockholders of record will not be effected by a Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash or scrips or warrants in registered form to purchase Common Stock for such interest after the Reverse Split, as discussed above.

The Reverse Split may decrease the number of stockholders who hold less than a “round lot,” or 100 shares. This has two disadvantages. First, the rules of the Nasdaq Capital Markets and NYSE MKT require that we have 300 and 400 round lot stockholders, respectively, to be listed on such Exchange. Second, the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

The Reverse Split would not change the number of authorized shares of our Common Stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase from 39,274,488 to 235,951,633 (assuming a 1:15 Reverse Split ratio) or 241,570,980 (assuming a 1:25 Reverse Split ratio), proportionately to the ratio of the Reverse Split.

These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, Conversion Shares under the vivoPharm Acquisition, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock (including the Financing). We believe that the availability of the additional shares will provide us with the flexibility to raise the necessary capital meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Common Stock for such purposes.

These Proposals have been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of our Common Stock that would become available for issuance following the Reverse Split could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Our Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control, and the proposal was not adopted to thwart any such efforts.

The following table depicts the prospective effects of the Reverse Split on the number of shares of our Common Stock outstanding, the number of shares of our common stock reserved for future issuance and the number of authorized but unissued and unreserved shares of our common stock that would be available for issuance after the Reverse Split. As discussed above, the number of shares of our common stock authorized for issuance under our Certificate of Incorporation would remain unaffected by the Reverse Split.

	Common Stock Outstanding(1)	Shares Reserved for Issuance(2)	Shares Available for Issuance(4)
Prior to the Reverse Split	119,443,718	1,597,750	39,274,488
Pro-forma a 1:15 Reverse Split ratio	7,962,915	106,517	235,951,633
Pro-forma a 1:25 Reverse Split ratio	4,777,749	63,910	241,570,980

(1)	Does not give effect to any changes resulting from the payment of cash or issuance of scrips or warrants in registered form to purchase Common Stock in lieu of issuing fractional shares pursuant to the Reverse Split.
(2)	Represents the total number of shares of our Common Stock reserved for issuance pursuant to equity incentive plans. Does not include securities issuable upon conversion of convertible securities described below.
(3)	Represents the total number of shares of authorized Common Stock that will be neither outstanding nor reserved for issuance, but without giving effect to any changes resulting from the payment of cash or issuance of scrips or warrants in registered form to purchase Common Stock in lieu of fractional shares.

Convertible Securities

We currently have outstanding $2,000,000 of 20% original issue discounted unsecured convertible debentures bearing interest at a rate of 10% per annum (the “Debentures”, each individually a “Debenture”). The principal amount of a Debenture may be converted in whole or in part, into shares of our Common Stock at a conversion price of $0.25 per share. Immediately following the Reverse Split, such Debentures will be subject to adjustment pursuant to which the shares of Common Stock to be issued upon full conversion will be combined and reduced into a smaller number of shares (within the stockholder-approved range referred to above) or the conversion price of $0.25 per share will be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the Reverse Split.

Preferred Stock

On March 31, 2015, all of the 3,785,815 outstanding shares of our preferred stock, par value $0.0001 per share (“Preferred Stock”) converted automatically by their terms into shares of our Common Stock determined by dividing the stated value by $0.25 per share. As of June 30, 2015, the Company does not have any outstanding shares of Preferred Stock.

Options

As of June 30, 2015 we currently have outstanding options (including options granted under the 2002 Plan, 2013 Plan and Consulting Options) to purchase an aggregate of 7,607,563 shares of our Common Stock at an exercise prices ranging between $0.50 and $2.00 or a weighted average exercise price of $0.89 per share, subject to adjustments. Immediately following the Reverse Split, such options will be exercisable to purchase approximately an aggregate of between 507,171 shares and 304,303 shares of our Common Stock. The number of shares reserved for issuance under our existing equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.

Warrants

As of June 30, 2015 we currently have outstanding warrants to purchase an aggregate 64,338,749 shares of our Common Stock at exercise prices ranging between $0.38 and $2.25 per share or a weighted average exercise price of $0.86 per share, subject to adjustment. Immediately following the Reverse Split, such warrants will be exercisable to purchase approximately an aggregate of between 4,289,250 shares and 2,573,550 shares of our Common Stock.

Fractional Shares

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our Common Stock, as quoted on the OTC Markets the day after the Reverse Split becomes effective, multiplied by the fractional share amount; or (ii) issue a scrip or warrant in registered form to purchase our Common Stock which shall enable the holder thereof to receive a full share upon the surrender of such scrip or warrants aggregating a full share.

Implementation and Exchange of Stock Certificates

Once we receive the requisite stockholder approval and approval of FINRA, we intend to file the Certificate of Amendment, included as Exhibit A to this Consent Solicitation Statement, to our Certificate of Incorporation with the Delaware Secretary of State, and the Reverse Split will become effective at the time specified in such Certificate of Amendment, which we refer to as the effective date.

As of the effective date of the Reverse Split, each certificate representing shares of our Common Stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the Reverse Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, Island Stock Transfer, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities exercisable for our Common Stock would be notified of the effectiveness of the Reverse Split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares resulting from the Reverse Split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters’ Rights

In connection with the approval of the Reverse Split, you and our other stockholders will not have a right to dissent and obtain payment for shares under the DGCL or our Certificate of Incorporation or By-laws.

Accounting Consequences

As of the effectiveness of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders upon the effective date of the Reverse Split. This discussion does not address the tax consequences of transactions effectuated prior to or after the Reverse Split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre-Reverse Split shares for post-Reverse Split shares. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the Reverse Split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share back to us for the cash actually received. The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deduction of capital losses are subject to limitation.

We should not recognize any gain or loss as a result of the Reverse Split.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report on Form 10-K for the year ended December 31, 2014, as amended (our “Annual Report”), are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q for the period ended June 30, 2015 (our “Quarterly Report”), are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part I of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Effectiveness of Certificate of Amendment

If the proposed Certificate of Amendment is adopted, included as Exhibit A to this Consent Solicitation Statement, it will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Required Vote

Adoption of the proposal to grant of discretionary authority to our Board of Directors to file the Charter Amendment to effectuate the Reverse Stock Split requires written consent from holders of record of at least a majority of the issued and outstanding shares of our Common Stock on the Record Date who are entitled to submit consents.

Recommendation of the Board of Directors

Our Board of Directors recommends that you CONSENT (FOR) to Proposal 3, the amendment to our Certificate of Incorporation to effectuate the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of October 9, 2015, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our Common Stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the Common Stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of Common Stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of October 9, 2015. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 119,443,718 shares of Common Stock outstanding as of October 9, 2015 plus, for each individual, any securities that individual has the right to acquire within 60 days of October 9, 2015.

Title of Class: Common Stock

Name and Address of Beneficial Owner	Title	Beneficially Owned*		Percent of Class**
Officers and Directors
Stephen Turner	Chief Executive Officer and Chairman of the Board	2,671,525	(1)	2.23%
Stanley Hostler	Secretary and Director	9,485,221	(2)	7.72%
Greg Kilby	Vice President and Chief Operating Officer	75,000	(3)	*
Matthew Powell	Vice President, Research & Development	250,000	(4)	*
Steve Antoline	Director	17,005,981	(5)	13.17%
Leonard Harris	Director	4,119,957	(6)	3.41%
Ed Roberson	Director	500,466	(7)	*
Scott Segal	Director	3,361,482	(8)	2.79%
Patrick Gallagher	Director	—		*
Maged Shenouda	Director	—		*
Josiah T. Austin	Director	24,006,750	(9)	18.72%
Officers and Directors as a Group (total of 13 persons)		61,476,382		42.50%
5% Stockholders
El Coronado Holdings, LLC		23,177,571	(10)	18.18%
Summit Resources, Inc.	—	14,471,933	(11)	11.30%

*	Represents ownership under 1%.
(1)	Includes 2,153,372 shares of common stock, 168,153 shares of common stock to be acquired upon the exercise of warrants and 350,000 shares of common stock to be acquired upon the exercise of stock options.
(2)	Includes 3,454,390 shares of common stock, 1,520,204 shares of common stock to be acquired upon the exercise of warrants and 766,000 shares of common stock to be acquired upon the exercise of stock options. Also includes 2,481,659 shares of common stock held by Mr. Hostler’s wife, Virginia Child and 1,003,422 shares of common stock to be acquired upon the exercise of warrants held by Mr. Hostler’s wife, Virginia Child. Also includes 148,312 shares of common stock and 111,234 shares of common stock to be acquired upon the exercise of warrants jointly held by Stanley Hostler and Virginia Child.
(3)	Includes 75,000 shares of common stock to be acquired upon the exercise of stock options.
(4)	Includes 250,000 shares of common stock to be acquired upon the exercise of stock options.

(5)	Includes 1,514,048 shares of common stock and 920,000 shares of common stock to be acquired upon the exercise of warrants owned of record by the Steve A. Antoline 2006 Irrevocable Trust (the “Antoline Trust”). Also includes 5,809,397 shares of common stock and 8,662,536 shares of common stock to be acquired upon the exercise of warrants owned of record by Summit Resources, Inc. As the trustee of the Antoline Trust and president of Summit Resources, Inc., Mr. Antoline has voting and dispositive control over any securities owned of record by the Antoline Trust and Summit Resources, Inc. Therefore, he may be deemed to beneficially own the shares of common stock and the shares of common stock to be acquired upon the exercise of warrants held of record by the Antoline Trust and Summit Resources, Inc. Includes 100,000 shares of common stock to be acquired upon the exercise of stock options.
(6)	Includes 2,856,735 shares of common stock, 813,222 shares of common stock to be acquired upon the exercise of warrants and 450,000 shares of common stock to be acquired upon the exercise of stock options.
(7)	Includes 167,600 shares of common stock, 57,260 shares of common stock to be acquired upon the exercise of warrants and 157,750 shares of common stock to be acquired upon the exercise of stock options. Also includes 67,856 shares of common stock and warrants to purchase 50,000 shares of common stock owned of record by Morgan Keegan & Co, Inc., an IRA account of Ed Roberson.
(8)	Includes 2,386,177 shares of common stock, 625,305 shares of common stock to be acquired upon the exercise of warrants and 350,000 shares of common stock to be acquired upon the exercise of stock options.
(9)	Includes 90,910 shares of common stock, 132,208 shares of common stock to be acquired upon the exercise of stock options and 606,061 shares of common stock upon the conversion of a convertible debenture held by Josiah T. Austin. Includes 15,143,755 shares of common stock and 8,033,816 shares of common stock to be acquired upon the exercise of warrants held by El Coronado Holdings. Josiah T. Austin is a managing member of El Coronado Holdings and a director of the Company and may be deemed to have voting and investment control over these securities.
(10)	Includes 15,143,755 shares of common stock and 8,033,816 shares of common stock to be acquired upon the exercise of warrants. Josiah T. Austin is a managing member of El Coronado Holdings and a director of the Company and may be deemed to have voting and investment control over these securities.
(11)	Includes 5,809,397 shares of common stock and 8,662,536 shares of common stock to be acquired upon the exercise of warrants. As president of Summit Resources, Inc., Mr. Antoline has voting and dispositive control over any securities owned of record by Summit Resources, Inc. Therefore, he may be deemed to beneficially own the shares of common stock and the shares of common stock to be acquired upon the exercise of warrants held of record by Summit Resources, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the Securities and Exchange Commission. Executive officers, directors and more than 10% stockholders are required by regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the forms received by it during the fiscal year ended December 31, 2014 and written representations that no other reports were required, the Company believes that each of the following persons who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock failed to comply with all Section 16(a) filing requirements during the most recent fiscal year:

Name	Number of Late Reports	Number of Transactions not Reported on a Timely Basis	Failure to File a Required Form
Steve Turner	1	1	None
Edward Hughes	1	1	None
Matthew Powell	1	1	None
Stanley Hostler	1	1	None
Scott Segal	3	3	None
Leonard Harris	2	2	None
Ed Roberson	1	1	None
Rod Jackson	1	1	None
Steven Antoline	2	2	None
Summit Resources, Inc.	2	2	None
Josiah T. Austin	4	4	None
El Coronado Holdings, LLC	4	4	None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2014, the Company sold Proteabio Europe but retains continued involvement through an equity method investment of AzurRx BioPharma, Inc., the Buyer of Proteabio Europe. As the sale was not fully consummated due to an outstanding contingency, the transaction was not recognized until December 12, 2014. As such, the results of Proteabio Europe have been consolidated into the Company’s financial statements for the period ended December 12, 2014.

Described below are transactions or series of transactions that occurred from January 1, 2014 through the date of this report (the “Period Reported”) between us and our executive officers, directors or the beneficial owners of 5% or more of our Common Stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two (2) completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

During 2014, the Company received advances equal to an aggregate of $265,000 from Stanley Hostler, a director of the Company. The Company has repaid $125,000 to Stanley Hostler. No terms of repayment have been specified on the remaining aforementioned advances as of the date of this Memorandum.

On March 17, 2014, the Company received an advance equal to $175,000 from El Coronado Holdings, Inc. (“El Coronado”). Josiah Austin is the managing member of El Coronado and a director of the Company. On April 2, 2014, in exchange for the advance, the Company entered into a Note Purchase Agreement, and issued a convertible one-year promissory note to El Coronado, in the aggregate principal amount of $175,000 to accrue simple interest at the rate of 10% per annum in an offering of up to two million (each a “Spring 2014 Related Party Note”). Each $100,000 of outstanding principal and accrued unpaid interest underlying the Spring 2014 Related Party Note is automatically convertible into units consisting of 153,846 shares of

Common Stock and warrants to purchase 76,923 shares of Common Stock at an exercise price of $0.98 per share or such alternate conversion rate as shall be consistent with the terms of a subsequent financing of the Company of at least $2 million in gross proceeds. On April 2, 2014, May 9, 2014, May 15, 2014, May 29, 2014, June 9, 2014, June 20, 2014, June 30, 2014, August 11, 2014, August 14, 2014 and September 11, 2014, the Company issued Spring 2014 Related Party Notes for $175,000, $150,000, $50,000, $175,000, $150,000, $25,000, $200,000, $120,000, $170,000 and $160,000 to El Coronado Holdings.

During 2014, the Company received advances equal to an aggregate of $1,415,000 from Summit Resources, Inc. In exchange for a portion of the advances received, the Company entered into Note and Warrant Purchase Agreements and issued (a) one-year promissory notes bearing simple interest at the rate of 10% per annum to Summit Resources, Inc in an aggregate principal amount of $1,415,000 and (b) five-year warrants to purchase up to 1,415,000 shares of common stock at an exercise price of $0.80 per share. On June 3, 2014, the Board approved an increase in the total offering amount of the promissory notes issuable to $1,500,000 from $900,000. The fair value of these warrants was estimated to be $101,177, which was recorded as a discount to the promissory note, and will be accreted based on the repayment of the obligation. The Company repaid $250,000 as of December 31, 2014. Accretion expense of $10,950 was recognized during the year ended December 31, 2014. The outstanding balance, net of discount, was $1,074,773 as of December 31, 2014. On March 20, 2015, the Company converted the $165,000 of outstanding principal and unpaid accrued interest of $105,078, and issued Summit Resources, Inc. 1,080,312 shares of Common Stock at a conversion price of $0.25 per share and as an inducement to convert, warrants in aggregate of 540,156 to purchase shares of Common Stock at an exercise price of $0.50 per share. The Company recognized accretion expense of $7,227 during the three months ended March 31, 2015. In addition, the Company recognized debt conversion inducement costs related to the fair value of the warrants issued to Summit of $31,455 during the three months ended March 31, 2015. As of March 31, 2015, the outstanding balance was $1,000,000 or $917,000, net of discount.

On April 25, 2014, the Company issued a Spring 2014 Related Party Notes for $100,000 to Scott Segal, a director of the Company. On May 22, 2014, August 30, 2014 and September 11, 2014, the Company issued Spring 2014 Related Party Notes for $50,000, $75,000 and $40,000, respectively, to Leo Harris, a director of the Company.

On May 22, 2014 and October 10, 2014, the Company received advances equal to $30,000 from Steve and Nancy Turner, our Chief Executive Officer and director of the Company and his spouse. The Company has repaid $20,000 to Steve Turner. No terms of repayment have been specified on the remaining aforementioned advance as of the date of this Memorandum.

On October 10, 2014, the Company received an advance equal to an aggregate of $25,000 from Rod Jackson, a director of the Company. The Company has repaid $25,000 to Rod Jackson.

In October 2014, the Company received an advance equal to an aggregate of $165,000 from Steve Antoline, a director of the Company. The Company has repaid $165,000 to Steve Antoline.

On October 27, 2014, the Company received an advance equal to an aggregate of $25,000 from Josiah Austin a director of the Company. The Company has repaid $25,000 to Josiah Austin.

In 2015, the Company received advances equal to an aggregate of $153,000 from Leo Harris a director of the Company. No terms of repayment have been specified on the aforementioned advances as of the date of this prospectus.

In 2015, the Company received advances equal to an aggregate of $665,000 from Stanley Hostler a director of the Company. No terms of repayment have been specified on the aforementioned advances as of the date of this prospectus.

In 2015, the Company received advances equal to an aggregate of $165,000 from Steve Antoline, a director of the Company. No terms of repayment have been specified on the aforementioned advances as of the date of this Memorandum.

In 2015, the Company received an advance equal to an aggregate of $30,000 from Ed Roberson, a director of the Company. No terms of repayment have been specified on the aforementioned advance as of the date of the prospectus.

On January 30, 2015, the Company received an advance equal to an aggregate of $25,000 from Steve and Nancy Turner, our Chief Executive Officer and director of the Company and his spouse. No terms of repayment have been specified on the aforementioned advances as of the date of this prospectus.

On March 20, 2015, the Board of Directors authorized the conversion of an aggregate of $341,084.81 of the principal amount and $192,784.63 of accrued interest on promissory notes issued by the Company to Summit Resources, Inc., the president of which is Steven Antoline, who is a director of the Company and an affiliate of Summit Resources, Inc. In addition, the Board of Directors authorized the conversion of an aggregate of $16,392.14 of accounts payable by the Company to Summit Resources, Inc. into 2,201,046 units of securities, each unit consisting of one share of the Company’s Common Stock and a five-year warrant to purchase one-half share of Common Stock, at an exercise price of $0.50 per whole share, at a conversion price of $0.25 per unit. The issuance of these shares and warrants was exempt from registrations pursuant to Section 4(a)(2) of the Securities Act as not involving any public offering.

On April 6, 2015, the Company issued a warrant to purchase 1,630,000 shares of Common Stock of the Company to Summit Resources, Inc. The president of Summit Resources, Inc., is Steven Antoline, who is a director of the Company and an affiliate of Summit. Such warrant has a term of five years and an exercise price of $0.45 per share. The issuance of this warrant was exempt from registrations pursuant to Section 4(a)(2) of the Securities Act as not involving any public offering.

On July 29, 2015, the Company received an advance equal to an aggregate of $25,000 from Josiah Austin, a director of the Company. No terms of repayment have been specified on the aforementioned advance as of the date of the prospectus.

In July 2015, the Company received aggregate gross proceeds of $200,000 from Josiah Austin, a director of the Company, and issued a 10% Convertible Promissory Note due on December 31, 2015. The note is convertible into Common Stock at a conversion price of $0.33 per share. The Company also issued 90,910 shares of Common Stock as commitment fee to Josiah Austin with a price per share of $0.33

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table illustrates the compensation paid by the Company to its Chief Executive Officer, its four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year and who earned in excess of $100,000. We refer to these individuals as the “Named Executive Officers”. We do not currently have employment agreements with our Named Executive Officers, although we may enter into such agreements in the future. The disclosure is provided for the years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Benefits ($)(1)	Option Award ($)(2)	Total ($)
Stephen Turner, Chief Executive Officer, President	2014	240,000	—	18,819	130,600	389,819
	2013	240,000	—	16,026	—	256,026
Edward J. Hughes, Chief Financial Officer	2014	145,600	—	17,472	—	163,072
	2013	145,600	—	17,253	—	162,853
Matthew Powell, Vice President, R&D, CSO	2014	151,357	2,500	17,901	17,647	189,405
	2013	146,150	—	17,608	—	163,758
Gregory Kilby, Vice President, Operations	2014	210,000	—	18,313	27,961	256,274
	2013	36,346	15,000	10,777	—	62,123
Steven O’Loughlin, Vice President, Corporate Finance and Development	2014	131,000	—	7,746	17,647	156,393
	2013	105,231	—	7,615	21,991	134,837

(1)	Other benefits include living allowances, insurance benefits paid by company, professional dues and cell phone reimbursement.
(2)	The amount included in the “Option Awards” column does not reflect compensation actually received by the Named Executive Officer but represents the compensation cost that we recognized in each year presented, determined in accordance with FASB ASC 718. The valuation assumptions used in determining such amounts are described in Note 8 of our financial statements for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about equity awards granted to our Named Executive Officers that were outstanding on December 31, 2014.

	Option Awards						Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)		Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Options Exercise Price ($) (e)	Options Expiration Date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares of units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Stephen Turner	100,000		—	—	$0.80	6/07/2016	—	—	—	—
	250,000		—	—	$1.50	4/23/2020	—	—	—	—
	—		700,000	—	$0.55	2/27/2024	—	—	—	—
Edward J. Hughes	90,000		—	—	$1.50	10/05/2020	—	—	—	—
Matthew Powell	80,000		—	—	$0.50	12/15/2015	—	—	—	—
	100,000		—	—	$1.25	1/19/2017	—	—	—	—
	40,000		—	—	$1.50	12/31/2019	—	—	—	—
	10,000	(1)	70,000	—	$0.55	4/1/2024	—	—	—	—
Gregory Kilby	28,125	(1)	121,875	—	$0.55	2/3/2014	—	—	—	—
Steven O’Loughlin	42,361	(1)	57,639	—	$0.55	5/6/2023	—	—	—	—
	10,000	(1)	70,000	—	$0.55	4/1/2024	—	—	—	—

(1)	Options vest in 25% increments over a four-year vesting schedule. Grant dates are ten years prior to expiration date.

The Company has not granted stock awards to our Named Executive Officers that were outstanding on December 31, 2014.

BOARD COMPENSATION

During the fiscal year ended December 31, 2014, our Board of Directors did not receive any compensation for their services as directors.

The following table provides information about equity awards granted to members of our Board of Directors in prior years that were outstanding on December 31, 2014.

Name	Number of Securities Underlying Unexercised Options			Options Exercise Price ($)	Options Expiration Date
	Exercisable		Not Exercisable
Stanley Hostler	100,000		—	$0.80	6/07/2016
	100,000		—	$1.50	9/17/2020
	250,000		—	$0.55	3/22/2023
	16,000		—	$1.50	12/31/2017
	48,000		—	$1.50	12/31/2018
	48,000		—	$1.50	12/31/2019
	48,000		—	$1.50	12/31/2020
	36,000		—	$1.50	12/31/2021
	12,000		—	$1.50	12/31/2021
	44,000		—	$2.00	11/30/2022
	4,000		—	$0.50	12/31/2022
	48,000		—	$0.55	12/31/2023
	12,000		—	$0.55	3/31/2024
Steven Antoline	100,000		—	$1.50	4/23/2020
Leo Harris	100,000		—	$0.80	6/07/2016
	100,000		—	$1.50	9/17/2020
	250,000		—	$0.55	3/22/2023
Ed Roberson	100,000		—	$1.50	4/23/2020
	24,750	(1)	75,250	$0.55	1/1/2024
Scott Segal	100,000		—	$1.50	5/30/2018
	250,000		—	$0.55	3/22/2023
Roderick Jackson	100,000		—	$1.50	11/1/2020
C. Andrew Zulauf	—		—	—	—
Josiah T. Austin	95,083	(1)	54,917	$0.55	1/28/2023

(1)	Options vest in 33% increments over a three-year vesting schedule. Grant dates are ten years prior to expiration date.

STOCKHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our next annual meeting of shareholders must be received by us a reasonable amount of time prior to when we begin to print and send our proxy materials for such meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the shareholder fails to give notice in reasonable time prior to when we begin to print and send our proxy materials for such meeting, then the persons named as proxies in the proxies solicited by our Board of Directors for our next annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORTS

We shall provide a copy of our Annual Report and Quarterly Report, without charge, to each person to whom a Consent Solicitation Statement is delivered, upon written or oral request of such person delivered to us at Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova. Copies may also be obtained without charge through the SEC’s web-site at http://www.sec.gov.

“HOUSEHOLDING” OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders residing at the same household. If you would like to obtain an additional copy of this Consent Solicitation Statement, please contact us at Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Where You Can Find More Information

We are required to comply with the reporting requirements of the Securities Exchange Act. For further information about us, you may refer to our Annual Report and our Quarterly Report, copies of which are enclosed herewith.

You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. These filings are also available electronically on the World Wide Web at http://www.sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address set forth in the prior sentence.

October 14, 2015

By Order of the Board of Directors

/s/ Stephen Turner

Stephen Turner
Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
PROTEA BIOSCIENCES GROUP, INC.

(a Delaware corporation)

The undersigned, Stephen Turner, hereby certifies that:

1. He is the Chief Executive Officer of Protea Biosciences Group, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Protea Biosciences Group, Inc.” The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on May 24, 2005, as amended on September 2, 2011, June 24, 2013, October 30, 2014, March 12, 2015 and July 2, 2015.

3. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The Fifth Article of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

5. The total number of shares of capital stock which the Corporation shall have authority to issue is: two hundred sixty million (260,000,000). These shares shall be divided into two classes with two hundred and fifty million (250,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Reverse Stock Split.  As determined by the Board of Directors of the Corporation, in the exercise of its sole discretion, a split ratio between a range of fifteen (15) to twenty-five (25) shares of the issued and outstanding shares of Common Stock as of the time the certificate containing this amendment becomes effective (the “Split Effective Time”), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation, at its discretion, shall either: (a) pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock, as of the Split Effective Time or (b) issue a scrip or warrant in registered form to purchase our Common Stock which shall enable the holder thereof to receive a full share upon the surrender of such scrip or warrant aggregating a full share; Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an “Old Certificate”) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a “New Certificate”) representing the number

A-1

of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are combined and converted. From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates as aforesaid and, to the extent the Corporation so elects, cash pursuant to the provisions hereof. The amount of capital represented by the shares of Common Stock outstanding in the aggregate immediately after the Split Effective Time shall be adjusted from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this    day of         , 2015.

/s/ Stephen Turner

Stephen Turner
Chief Executive Officer

A-2

ANNEX A

WRITTEN CONSENT OF STOCKHOLDERS OF
PROTEA BIOSCIENCES GROUP, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, being a stockholder of record of Protea Biosciences Group, Inc. (the “Company”) as of October 9, 2015 hereby takes the following action, in accordance with our Bylaws and pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of Title 8 of the Delaware Code, to the three (3) Proposals set forth below, as the same are described in the Company’s Consent Solicitation Statement on Schedule 14A, dated October 14, 2015, without a meeting.

(Place an “X” in the appropriate boxes)

The Board of Directors recommends that Stockholders CONSENT to the following proposals (the “Proposals”):

Proposal 1.	The election of Stephen Turner, Stanley Hostler, Steve Antoline, Leonard Harris, Scott Segal, Ed Roberson, Scott Segal, Roderick Jackson, Andrew Zulauf and Josiah T. Austin to serve as member(s) of our Board of Directors until the Annual Meeting of Stockholders in 2016, until their respective successors are duly elected and qualified or until their earlier resignation or removal;
Proposal 2.	The ratification of the appointment of Schneider Downs & Co., Inc., as our independent registered public auditors and accountants for our fiscal year ending December 31, 2015;
Proposal 3.	An amendment to our Certificate of Incorporation, as amended, to effectuate a reverse stock split of our common stock, $0.0001 par value per share, within a range of no less than one-for-fifteen (1:15) and no more than one-for-twenty five (1:25), with such ratio to be determined by the Board of Directors, in its sole discretion, and with such Reverse Split to be effective at such time and date within one year after the date such action is approved by the stockholder, if at all, as determined by the Board of Directors in its sole discretion.

Proposal 1. The Election of Director(s):

STEPHEN TURNER

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

STANLEY HOSTLER

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

STEVE ANTOLINE

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

LEONARD HARRIS

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

ED ROBERSON

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

A-1-1

SCOTT SEGAL

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

JOSIAH T. AUSTIN

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

MAGED SHENOUDA

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

PATRICK GALLAGHER

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

Proposal 2. Ratification of Selection of Schneider Downs & Co., Inc., as our auditors for 2015 Fiscal Year.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

Proposal 3. Approval of the amendment of the Company certificate of incorporation to effect the Reverse Stock Split of our Common Stock, $0.0001 par value per share:

RESOLVED, that Article 5 of the Certificate of Incorporation of the Corporation, as previously amended, be further amended to add the following paragraph to the end thereof:

Reverse Stock Split.  As determined by the Board of Directors of the Company, in the exercise of its sole discretion, a split ratio between a range of fifteen (15) to twenty-five (25) shares of the issued and outstanding shares of Common Stock as of the time the certificate containing this amendment becomes effective (the “Split Effective Time”), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation, at its discretion, shall either: (a) pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock, as of the Split Effective Time or (b) issue a scrip or warrant in registered form to purchase our Common Stock which shall enable the holder thereof to receive a full share upon the surrender of such scrip or warrant aggregating a full share; Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an “Old Certificate”) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a “New Certificate”) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are combined and converted. From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates as aforesaid and, to the extent the Corporation so elects, cash pursuant to the provisions hereof. The amount of capital represented by the shares of Common Stock outstanding in the aggregate immediately after the Split Effective Time shall be adjusted from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

; and be it further

RESOLVED, that the Certificate of Amendment (the “Charter Amendment”) of the Certificate of Incorporation of the Corporation attached as Exhibit A to the Corporation’s Consent Solicitation Statement dated October 14, 2015 (the “Consent Solicitation Statement”) be, and it hereby is, authorized, approved and adopted in all respects.

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

A-1-2

INSTRUCTIONS:  TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF EACH PROPOSAL, CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE WITH RESPECT TO EACH PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

MAIL:  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Protea Biosciences Inc., c/o Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, Attention: Ms. Anna Kotlova.

TELEPHONE:  Call 1-727-289-0010 and follow the instructions

FACIMILE:  Mark, sign and date your proxy card and return it via fax to 1-727-289-0069.

INTERNET:  Visit www.islandstocktransfer.com. Click on Vote Your Proxy. Enter your control number. Enter your vote.

EMAIL:  Send email to akotlova@islandstocktransfer.com with “Proxy Materials Protea Biosciences, Inc.” in the subject line.

Dated:
[print name of record stockholder as set forth on stock certificate]	[signature of record stockholder or person authorized to sign on behalf of record stockholder]
[title or authority of authorized person, if applicable]	[signature, if held jointly]

If an individual, please sign exactly as the name appears on the certificate representing your shares of Common Stock. If a corporation, partnership, trust, limited liability company or other entity, please identify the entity as the name appears on the certificate representing your shares of Common Stock, cause an authorized person to sign on behalf of the entity, and clearly identify the title of such authorized person. This Written Consent of Stockholders shall vote all shares to which the signatory is entitled. This Written Consent of Stockholders, together with all written consents in substantially the same form, shall be treated as a single consent of stockholders.

A-1-3